Exhibit 5.3

*	Member of the N.Y. Bar Association

August 5, 2020

Teva Pharmaceutical Industries Limited

Teva Pharmaceutical Finance Netherlands II B.V.

Teva Pharmaceutical Finance Netherlands III B.V.

c/o Teva Pharmaceutical Industries Limited 5 Basel Street

P.O. Box 3190

Petach Tikva 4951033

Israel

Ladies and Gentlemen:

We have acted as Israeli counsel for Teva Pharmaceutical Industries Limited, an Israeli corporation (“Teva” or the “Guarantor”), in connection with the preparation and filing by Teva with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), of the Registration Statement on Form S-4 (the “Registration Statement”) by Teva; Teva Pharmaceutical Finance Netherlands II B.V., a Dutch private limited liability company (“Teva Finance II”), and Teva Pharmaceutical Finance Netherlands III B.V., a Dutch private limited liability company (“Teva Finance III” and, together with Teva Finance II, the “Issuers”). This opinion letter is being delivered in connection with the proposed registration: (A) of up to €1,000,000,000 in aggregate principal amount of Teva Finance II’s

TULCHINSKY STERN MARCIANO COHEN LEVITSKI & CO.

6.000% Senior Notes due 2025 (the “Exchange Euro Notes”) for an equal principal amount of Teva Finance II’s 6.000% Senior Notes due 2025 (the “Original Euro Notes”); and (B) of up to $1,000,000,000 in aggregate principal amount of Teva Finance III 7.125% Senior Notes due 2025 (the “Exchange USD Notes”, and together with the Exchange Euro Notes, the “Exchange Notes”) for an equal principal amount of Teva Finance III’s 7.125% Senior Notes due 2025 (the “Original USD Notes”, and together with the Original Euro Notes, the “Original Notes”) to be guaranteed (the “Guarantees”) by the Guarantor, pursuant to the Registration Statement.

The Exchange Notes are to be issued in exchange for and in replacement of the Original Notes and are subject to the exchange offer pursuant to the Registration Statement. The Exchange Euro Notes are being issued pursuant to an indenture dated as of March 14, 2018, as supplemented by a second supplemental indenture (such indenture, as so supplemented, the “Euro Notes Indenture”), dated as of November 25, 2019, among Teva Finance II, Teva, The Bank of New York Mellon, as trustee (the “Trustee”), and The Bank of New York Mellon, London Branch, as paying agent. The Exchange USD Notes are being issued pursuant to an indenture dated as of March 14, 2018, as supplemented by a second supplemental indenture (such indenture, as so supplemented, the “USD Notes Indenture”, and together with the Euro Notes Indenture, the “Indentures”), dated as of November 25, 2019, among Teva Finance III, Teva and the Trustee, as trustee.

For purposes of the opinions hereinafter expressed, we have examined originals or copies, certified and otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary as a basis for the opinions expressed herein. Insofar as the opinions expressed herein involve factual matters, we have relied (without independent factual investigation), to the extent we deemed proper or necessary, upon certificates of, and other communications with, officers and employees of Teva and upon certificates of public officials. We have also considered such questions of Israeli law as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed.

In making our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or facsimile copies and the authenticity of the originals of such copies and the legal capacity and due authenticity of all persons executing such documents. We have assumed the same to have been properly given and to be accurate, and we have assumed the truth of all facts communicated to us by Teva, and have assumed that all consents, minutes and protocols of meetings of Teva’s board of directors and shareholders which have been provided to us are true, accurate and have been properly prepared in accordance with Teva’s incorporation documents and all applicable laws.

In connection with all of the opinions expressed below, we have assumed that, at or prior to the time of the delivery of any such Exchange Note, (i) the Exchange Notes have been specifically authorized and approved for issuance and sale by Teva by all necessary corporate action, and such authorization shall not have been modified or rescinded (ii) the Exchange Notes will be issued, sold and delivered as contemplated by the relevant underwriting agreement, if applicable, and the Registration Statement; (iii) Teva has received the consideration provided for in the necessary corporate action and, if applicable, the underwriting agreements; (iv) the Registration Statement (including any post-effective amendments) is effective under the Act, and such effectiveness shall not have been terminated or rescinded; and (v) there shall not have occurred any change in law affecting the validity or enforceability of any such Exchange Note. We have also assumed that none of the terms of any Exchange Note to be established

TULCHINSKY STERN MARCIANO COHEN LEVITSKI & CO.

subsequent to the date hereof, nor the issuance and delivery of such Exchange Note, nor the compliance by Teva with the terms of such Exchange Note will violate any applicable law or will result in a violation of any provision of any instrument or agreement then binding upon the relevant company (including Teva), or any restriction imposed by any court or governmental body having jurisdiction over Teva.

Our opinions expressed below are based upon our consideration of only those statutes, rules and regulations of the State of Israel which, in our experience, are normally applicable to the proposed registration.

Based on and subject to the foregoing, we are of the opinion that necessary corporate proceedings by Teva have been duly taken to authorize the issuance of the Guarantees and, when and if the Exchange Notes and the Guarantees have been duly executed and authenticated in accordance with the provisions of the Indentures and duly delivered to holders of the Original Notes in exchange for the Original Notes and the guarantees related thereto pursuant to the exchange offer, the Guarantees will be validly issued, under the Indentures and will be binding obligations of the Guarantor.

We do not purport to be expert on the laws of any jurisdiction other than the laws of the State of Israel, and we express no opinion herein as to the effect of any other laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. By giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations issued or promulgated thereunder.

This opinion is being delivered to you for your information in connection with the above matter and addresses matters only as of the date hereof.

Very truly yours,

/s/ Tulchinsky Stern Marciano Cohen Levitski & Co.

Tulchinsky Stern Marciano Cohen Levitski & Co.

Law Offices

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